Exhibit 4.4

BIOAMBER INC.

SECOND AMENDMENT

TO THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Amendment”), entered into as of February 6th, 2012, by and among BIOAMBER INC., a Delaware corporation (the “Corporation”), and the undersigned Security Holders (as defined in the Shareholders Agreement defined below).

R E C I T A L S

WHEREAS, the Corporation and certain parties identified on the signature pages thereto are parties to that certain Amended and Restated Shareholders Agreement dated as of April 15, 2011, as amended on November 4, 2011 (the “Shareholders Agreement”);

WHEREAS, pursuant to its Section 12.5, the Shareholders Agreement may be amended or otherwise modified by an instrument in writing executed by (i) the Corporation, (ii) the Shareholders holding a majority of the then outstanding Shares of the Corporation, and (iii) the Investors representing an Investor Super-Majority, as such terms are defined in the Shareholders Agreement (the “Requisite Consent”);

WHEREAS, upon execution of this Amendment, the Requisite Consent shall have been received, and this Amendment shall be binding upon the Corporation and all Security Holders who are parties to the Shareholders Agreement;

WHEREAS, the Security Holders who are parties to this Amendment believe that it is in their best interests to amend the terms and conditions of the Shareholders Agreement as set out in this Amendment; and

WHEREAS, the Corporation has agreed to be a party to this Amendment in order to acknowledge the amendment to certain rights conferred upon the Security Holders in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is mutually agreed by and among the parties as follows:

A G R E E M E N T

1.	AMENDMENTS TO SHAREHOLDERS AGREEMENT

1.1	Section 1.1 – Definition of Investor. The definition of “Investor” contained Section 1.1 of the Shareholders Agreement is deleted and replaced with the following:

“Investor” – means each of (i) Sofinnova, so long as it or its Affiliates hold at least 30,000 Shares, (ii) Naxos, so long as it or its Affiliates hold at least 30,000

Shares, (iii) Mitsui CVP and Mitsui & Co., so long as they and their respective Affiliates collectively hold at least 20,000 Shares, (iv) LanxessCorporation, so long as it holds at least 5,000 Shares, and (v) Cliffton Equities Inc., so long as it holds at least 6,000 Shares.

1.2	Section 3.1 – Size of the Board. Section 3.1 of the Shareholders Agreement is deleted and replaced with the following:

3.1	Size of the Board. Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at eight (8) Directors.

1.3	Section 3.2 – Board Composition. Paragraph (e) of Section 3.2 of the Shareholders Agreement is deleted and replaced with the following:

e.	three (3) Directors nominated by the other members of the Board who are nominated pursuant to paragraphs (a), (b), (c), (d) and (f) of the present section 3.2, one of which shall be the Chairman of the Corporation’s Audit Committee; and

1.4	Section 3.2 – Board Composition. The following Paragraph (f) is added to Section 3.2 of the Shareholders Agreement:

f.	one (1) director designated by LanxessCorporation (the “Lanxess Nominee”), who shall initially be Mr. Jorge Nogueira, for so long as LanxessCorporation or its Affiliates continue to collectively own beneficially at least 5,000 shares of Common Stock of the Corporation, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like.

1.5	Section 3.2 – Board Composition. The last paragraph added at the end of Section 3.2 of the Shareholders Agreement is deleted and replaced with the following:

Notwithstanding anything else set forth herein, a majority of the Directors who are nominated pursuant to paragraphs (a), (b), (c), (d) and (f) above shall have the authority to replace any of the Directors appointed pursuant to paragraph (e) above.

1.6	Section 3.3 – Expenses Reimbursement; Conflicts of Interest. Section 3.3 of the Shareholders Agreement is deleted and replaced with the following:

Expenses Reimbursement; Conflicts of Interest. The Corporation shall pay the reasonable out-of-pocket expenses (including business class air fare and other travel expenses) incurred by each director and Observer in connection with attending the meetings of the Board and any committee thereof (including with respect to any Subsidiary). Each of the members of the Board of the Corporation that are not employees of the Corporation (the “Non-Employee Directors”) shall be treated equally with respect to all matters, including without limitation, expense reimbursement, share options or share grants, benefits and access to Corporation information and management; provided, however, that nothing herein shall be deemed to waive or modify any information or other rights that any Investor may have pursuant to the terms of this or any other agreement with the Corporation. The parties acknowledge that one or more of the Investors (including, for the avoidance of doubt, Naxos) entitled to designate a director pursuant to Section 3.2 above may also be an Affiliate of an entity that is engaged in the business of investing and reinvesting in other entities (each such entity, a “Fund”). As such, the Fund, and by extension the Investor and any director designated by such Investor, may acquire knowledge of competitors, potential transactions or other matters which may present both a corporate opportunity for the Corporation and an investment opportunity for such Fund (“Corporate Opportunity”). In such circumstances, the director-designee shall not be required to disclose such Corporate Opportunity to the Board and, to the fullest extent permitted by law, shall have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its Security Holders with respect to such Corporate Opportunity, and the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted an opportunity that should have been presented to the Corporation or any of its Affiliates, if such director acts in good faith in a manner consistent with the following policy: “A Corporate Opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.” Notwithstanding the foregoing, absent the express written consent of the applicable Investor, no other Conflict of Interest Policy or other policy enacted by Corporation or the Board, including but not limited to the that certain Directors Code of Conduct and Conflict of Interest Policy, shall be binding on such Investor’s designated-director.

Notwithstanding the preceding, but, for so long as the Corporation has not completed an initial public offering of its Shares, subject to the Corporate Opportunity rights (including the right not to disclose a Corporate Opportunity to the Board) granted above to any director designated by an Investor that is a Fund or an Affiliate of a Fund (i) all directors of the Corporation must, at all times, disclose a potential, real or perceived conflict of interest in regards to any board discussions or proposed resolution as soon as the issue arises, except that a director-designee of a Fund shall never be deemed to be in a potential, real or perceived conflict of interest in respect of a Corporate Opportunity and (ii) in such event or in the event the majority of the Board substantiate that a director is in a position of conflict of interest in regards to any board discussion or proposed resolution, such director shall recuse itself from any such board discussion or proposed resolution, upon notice from the Board.

1.7	Section 3.7 – Electronic Participation. Section 3.7 of the Shareholders Agreement is deleted and replaced with the following:

3.7 Electronic Participation. Any meeting of the Board may be held by telephone, videoconference or any other means of telecommunication. To the extent that the Naxos Nominee or the Sofinnova Nominee or the Mitsui Nominee or the Lanxess Nominee or any Observer (as defined below) is unable to attend any meetings of the Board in person, the Corporation agrees to allow any such nominee that is unable to attend in person to participate to such meetings via telephone conference call, videoconference, or some combination of the foregoing.

1.8	Section 3.12 – Investors’ Approval. A new paragraph is added at the end of Section 3.12 as follows:

Notwithstanding the foregoing, the consent of the Investors shall not be required in order for the Corporation to enter into and perform its obligations under (a) the Heads of Agreement with Lanxess Corporation and (b) the agreements contemplated by the Heads of Agreement in such forms as may be approved by any officer of the Corporation as conclusively evidenced by any such officer’s execution and delivery thereof. “Heads of Agreement” shall have the meaning given to such term in the Stock Purchase Agreement dated February 6th, 2012 between the Corporation and Lanxess Corporation.

1.9	Section 3.15 – Strategic Opportunities Committee. The following is added as a new Section 3.15 of the Shareholders Agreement:

The Corporation and the Board shall at all times cause to be maintained a Strategic Opportunities Committee (the “Strategic Opportunities Committee”), which shall be comprised of the Chairman of the Audit Committee, the CEO of the Company and a representative of each of the Investors holding more than fifteen percent (15%) of the total number of Shares then outstanding, such representative being either a Director or an Observer nominated by such Investor. The Strategic Opportunities Committee may invite any other Director or Observer to attend its meetings as an observer. The Strategic Opportunities Committee’s duties shall be as set forth in the enabling charter approved by the Board, and essentially consist of (i) screening the Corporation’s strategic opportunities, (ii) considering which such opportunities are to be referred to the Board and (iii) reporting and recommending to the Board in respect of such opportunities. The Strategic Opportunities Committeeshall meet at least four (4) times annually, or more frequently as circumstances dictate.Any meeting of the Strategic Opportunities Committee may be held by telephone, videoconference or any other means of telecommunication.

1.10	Section 6.5 – Legend. The legend in Section 6.5 of the Shareholders Agreement is deleted and replaced with the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF APRIL 15, 2011 (AS AMENDED BY THAT CERTAIN FIRST AMENDMENT, DATED AS OF NOVEMBER 4, 2011 AND AS AMENDED BY THAT CERTAIN SECOND AMENDMENT, DATED AS OF FEBRUARY 6, 2012, THE “SHAREHOLDERS’ AGREEMENT”) BY AND AMONG BIOAMBER INC. (THE “CORPORATION”) AND CERTAIN OF THE CORPORATION’S SHAREHOLDERS. THE TERMS OF SUCH SHAREHOLDERS’ AGREEMENT INCLUDE, AMONG OTHER THINGS, A VOTING AGREEMENT AMONG CERTAIN OF THE CORPORATION’S SHAREHOLDERS AND CONTRACTUAL PREEMPTIVE RIGHTS, IN FAVOR OF THE HOLDER HEREOF AND THE OTHER HOLDERS OF SHARES (AS SUCH TERM IS DEFINED THEREIN), ON CERTAIN ISSUANCES BY THE CORPORATION. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

1.11	Section 12.5 – Termination; Amendment. The following is added to the last sentence of Section 12.5 of the Shareholders Agreement:

and (iv) LanxessCorporation hereunder to designate and/or remove the Lanxess Nominee, any other approval or consent rights of LanxessCorporation or the Lanxess Nominee, or any other right or obligations of LanxessCorporation under this Agreement, may not be amended, modified or waived (for so long as Lanxess is entitled to designate the Lanxess Nominee pursuant to the terms of this Agreement) without the consent of LanxessCorporation.

1.12	Schedule A. The following is added to Schedule A:

Lanxess Corporation

111 RIDC Park West Drive

Pittsburgh

Pennsylvania 15275-1112

Attention: Marcy Tenaglia, Vice President, General Counsel and Secretary

Facsimile: ***

E-mail: ***

2.	GENERAL

2.1	Definitions. Except as otherwise defined herein, all capitalized terms in this Amendment shall have the meaning ascribed to them in the Shareholders Agreement.

2.2	Entire Agreement. The Shareholders Agreement, as amended by this Amendment, is the complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein and supersedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between the parties relating to the matters contained herein.

2.3	Other Provisions Unchanged. Except as amended by this Amendment, all provisions of the Shareholders Agreement remain unchanged and in full force and effect. In the event of any inconsistency between any term or provision of this Amendment and any term or provision in the Shareholders Agreement, the terms and provisions of this Amendment shall govern and prevail.

2.4	Preamble and Schedules. The preamble and the schedules hereto are an integral part of this Amendment and are incorporated by reference herein.

2.5	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.6	Governing Law; Dispute Resolution. This Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles. Any disputes hereunder shall be governed by the dispute resolution provisions set forth in Section 12.10 of the Shareholders Agreement.

(signatures on next pages)

IN WITNESS WHEREOF the parties have signed this Amendment at the place and as of the date first mentioned above.

BioAmber Inc.

By:	/s/ Jean-François Huc
Name: Jean-François Huc
Title: President

FCPR Sofinnova Capital VI

By:	/s/ Denis Lucquin
Name: Denis Lucquin
Title: Managing Director

MCVP Technology Fund I, LLC, by Mitsui & Co. Global Investment, Inc., its manager

By:	/s/ Kenichi Kimura
Name: Kenichi Kimura
Title: President & CEO

Cliffton Equities Inc.

By:	/s/ Joanne Peluso
Name: Joanne Peluso
Title: President

NAXAMBER S.A.

By:	/s/ Jacques Reckinger
Name: Jacques RECKINGER
Title: Director

and

By:	/s/ Christoph Piel
Name: Christoph PIEL
Title: Director

[Signature Page – Second Amendment dated February 6, 2012 to the Amended and Restated shareholders agreement of BioAmber Inc.]

Mitsui & Co., Ltd., Principal Investment Div.

By:	/s/ Osamu Nagao
Name: Osamu Nagao
Title: General Manager
Principal Investment Division
Mitsui & Co., Ltd

Lanxess Corporation

By:	/s/ Randall S. Dearth
Name: Randall S. Dearth
Title: President & CEO

[Signature Page – Second Amendment dated February 6, 2012 to the Amended and Restated shareholders agreement of BioAmber Inc.]